RETENTION AGREEMENT


         This Retention Agreement is dated as of August 10, 2000 and is between Merisel Americas, Inc., a Delaware corporation (the "Company"), and Karen A. Tallman ("Associate").

         The Company and Associate hereby agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

         (a) "Base Salary" shall mean Associate's annual base salary as in effect on the date hereof or as the same may be increased from time to time, exclusive of any bonus or incentive compensation, benefits (whether standard or special), automobile allowances, relocation or tax equalization payments, pension payments or reimbursements for professional services.

         (b) The "Company" shall mean Merisel Americas, Inc., a Delaware corporation, and each of its successor enterprises that result from any merger, consolidation, reorganization, sale of assets or otherwise.

         (c) "Benefit Period" shall mean the number of weeks of Base Salary that Associate is entitled to be paid as a severance payment under paragraph 3 hereunder.

         (d) A resignation by Associate shall be with "Good Reason" if after the date hereof (i) there has been a material reduction in Associate's job responsibilities from those that existed immediately prior to such reduction, it being understood that neither a mere change in title alone nor a reduction in responsibilities resulting from a reduction in the size of the Company's business shall constitute a material reduction in Associate's job responsibilities, (ii) without Associate's prior written approval, the Company requires Associate to be based anywhere other than, or within a 20 minute commute from, the Associate's current location, it being understood that required travel on the Company's business to an extent consistent with Associate's normal and customary business travel obligations does not constitute "Good Reason," or (iii) there is a reduction in Associate's Base Salary, except that an across-the-board reduction in the salary level of all of the Company's executives in the same percentage amount as part of a general salary level reduction shall not constitute "Good Reason."

         (e) "Termination for Cause" shall mean if the Company terminates Associate's employment for any of the following reasons: Associate's misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another associate by Associate in violation of the Company' policies); excessive absenteeism; abuse of sick time; or Associate's conviction for or a plea of nolo contendere by Associate to a felony or any crime involving moral turpitude.

         2. Retention Bonus. If Associate remains an employee of the Company through the Completion Date (as defined below) or if Associate's employment with the Company terminates prior to the Completion Date for any reason other than as a result of Termination for Cause, death or permanent disability, or Associate's resignation without Good Reason, then the Company shall make a lump sum payment to Associate equal to $100,000 (the "Retention Bonus"). The Retention Bonus shall be in lieu of any bonus that would otherwise have been payable to Associate for 2000. "Completion Date" shall mean the date on which the Company has completed both (i) the sale of Merisel Open Computing Alliance, Inc. ("MOCA") (the "MOCA Sale") and (ii) the sale, restructuring and/or winding down in all material respects of its U.S. distribution business, as set forth in a plan approved by the Board of Directors of Merisel, Inc. and provided to the operating agent under the Company's asset securitization facility, as such plan may be amended. Notwithstanding the foregoing, (i) if on the date of completion of such sale, restructuring and/or winding down of its U.S. distribution business the Company is not pursuing the MOCA Sale, then such date shall be the Completion Date, and (ii) if the Completion Date has not occurred on or prior to December 31, 2000, then Associate shall be entitled to the payment of 50 percent of the Retention Bonus on January 1, 2001 or such later date as the MOCA Sale is completed.

         3. Severance Obligations. If Associate's employment by the Company terminates for any reason other than as a result of a Termination for Cause, death or permanent disability, or Associate's resignation without Good Reason, then: (A) the Company shall pay Associate as severance compensation (the "Severance Payment") an amount equal to one times Associate's Base Salary, which shall be paid to Associate bi-weekly in equal amounts over a period of 52 weeks ("Payment Period") in accordance with the Company's standard payroll practices, and (B) the Company shall reimburse Associate for the cost of Associate's COBRA payments (at the level of coverage, including dependent care coverage, as in effect immediately prior to such termination) under the Company's health insurance plans for a twelve-month period following the date of such termination. The payments to be made to Associate upon a termination contemplated by this paragraph 3 are in addition to the payments made to employees by the Company upon termination in the ordinary course, such as reimbursement for business expenses and vacation pay through the date of termination.

         4. Withholding. The Company shall deduct from all payments paid to Associate under this Agreement any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance or any other required taxes.

         5. At-Will Employee. The Company shall have no obligation to retain or continue Associate as an employee and Associate's employment status as an "at-will" employee of the Company is not affected by this Agreement.

         6. Mitigation. Associate shall have no obligation to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise.

         7. Change of Control Agreement. Associate and the Company agree that in no event shall Associate be entitled to payments under paragraph 3(A) of this Agreement and any Change of Control Agreement entered into between Associate and the Company or any affiliate of the Company that in the aggregate exceed the amounts that could be payable under any such Change of Control Agreement.

         8. Associate's Obligations. In exchange for the Company agreeing to provide the above-described benefits to Associate, Associate agrees that prior to receiving any severance compensation from the Company in respect of such termination, whether under this Agreement or otherwise, Associate will execute and deliver to the Company a Waiver, Release and Confidentiality Agreement substantially in the form provided to Associate with this Agreement.

         9. Confidentiality. Associate agrees that the terms of this Agreement and the amount and nature of all payments received by Associate in connection with the termination of Associate's employment with the Company shall remain confidential and shall not be disclosed to any other person (other than Associate's family members, attorneys and accountants who shall be informed of and bound by the confidentiality provisions of this Agreement) other than as required by court order, legal process or applicable law.

         10. Assumption Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it whether or not such succession had taken place.

         11. Arbitration. Any dispute that may arise between Associate and the Company in connection with or relating to this Agreement, including any monetary claim arising from or relating to this Agreement, will be submitted to final and binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association ("AAA") then in effect. Such arbitration shall proceed before a single arbitrator who shall be selected by the mutual agreement of the parties. If the parties are unable to agree on the selection of an arbitrator, such arbitrator shall be selected in accordance with the Employment Dispute Resolution Rules and procedures of the AAA. The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final and binding on such arbitrating parties, their respective heirs, legal representatives, successors, and assigns. Each party to any such arbitration proceeding shall bear her or his own attorney's fees and costs in connection with any such arbitration and each party shall pay half of all costs associated with the arbitration including the arbitrator's fees.

         12. Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the Company and Associate; provided that Associate shall not assign any of Associate's rights or duties under this Agreement without the express prior written consent of the Company. This Agreement, together with the Change of Control Agreement and the Merisel Employment Agreement entered into between Associate and the Company, sets forth the parties' entire agreement with regard to the subject matter hereof. Neither party has made any other agreements, representations, or warranties to the other with respect to the subject matter of this Agreement. This Agreement may be amended only by a written agreement signed by both parties. Should any provisions of this Agreement be declared to be or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.

         13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument, which shall be effective upon the execution hereof by all of the parties hereto. A complete set of counterparts shall be made available to each party hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first written above.

MERISEL AMERICAS, INC.


By:
      David Sadler
      President and Chief Executive Officer


KAREN A. TALLMAN